Exhibit 10(m)

Summary of Paramount Global Compensation for Outside Directors
(Updated as of December 16, 2022)

Members of the Board of Directors (the “Board”) of Paramount Global (the “Company”) who are not employees of the Company or any of its subsidiaries (the “Outside Directors”) receive compensation for their service as follows:

CASH COMPENSATION

1.The Chair of the Board receives an annual Board retainer of $300,000, the Vice Chair of the Board, if any, receives an annual retainer of $225,000 and all other Outside Directors receive an annual Board retainer of $100,000, in each case payable in equal installments quarterly in advance; and

· The Chairs of the Audit, Compensation and Nominating and Governance Committees each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and the members of those Committees each receive a per meeting attendance fee of $2,000; the Chairs and members of any ad hoc committees of the Board that may exist from time to time shall be paid as determined by the Board.

Outside Directors may elect to defer their cash compensation under the Company’s Deferred Compensation Plan for Outside Directors.

EQUITY COMPENSATION

Restricted Share Units (RSUs):

•Each calendar year beginning with calendar year 2023[1], Outside Directors receive an annual grant of RSUs on the date of the annual meeting of the Company’s stockholders (“Annual Meeting”), equal to $200,000 in value based on the average closing price of the Company’s Class B common stock on the Nasdaq stock market (“NASDAQ”) over the 20-trading day period immediately preceding and including the date of grant (or, if the date of grant is not a day on which the NASDAQ is open for trading, including the last trading day preceding the date of grant) (the “20-Trading Day Value”), which RSUs vest on the earlier of (i) the date of the Annual Meeting for the next calendar year and (ii) one year from the date of grant; and

•Outside Directors who join the Board following the date, but during the calendar year, of the annual RSU grant receive prorated RSU grants. Such grants will be made five business days following the date such Outside Director joins the Board, and will be determined by multiplying the number of months remaining in such calendar year from the date the Outside Director joins the Board (counting the month of joining as a full month), by the value of the annual RSU grant for that calendar year divided by 12, divided by the 20-Trading Day Value. Prorated RSU grants vest on the same date as the annual RSU grant that immediately precedes the date the Outside Director received such prorated RSU grant.
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RSUs are payable to Outside Directors in shares of the Company’s Class B common stock upon vesting unless the Outside Director elects to defer settlement of the RSUs to a future date. Outside Directors are entitled to receive dividend equivalents on the RSUs in the event the Company pays a regular cash dividend on its Class B common stock. Dividend equivalents will accrue on the RSUs (including deferred RSUs) until the RSUs are settled.

OTHER

Expenses:

Outside Directors are reimbursed for expenses incurred in attending Board, committee and stockholder meetings and certain Company events (including travel and lodging) in accordance with the Company’s Board travel policies, and administrative expenses that may be approved by the Board from time to time.

Matching Gifts Program for Directors:

All members of the Board, including directors who are employees, are eligible to participate in the Company’s Matching Gifts Program for Directors. Under the program, the Company matches donations made by a director to eligible tax-exempt organizations at the rate of one dollar for each dollar donated up to $25,000 for each fiscal year. The purpose of the program is to recognize the interest of the Company and its directors in supporting eligible organizations.

Stock Ownership Guidelines:

Within three years of becoming a member of the Board, each director is expected to own shares of Company common stock (including stock units under the Company’s Deferred Compensation Plan for Outside Directors) having a market value of at least five times the annual cash Board retainer. Once a director satisfies the stock ownership guidelines, the guidelines will continue to be deemed satisfied for such director, regardless of market fluctuations, so long as the director does not sell any stock (a) where the sale causes the value of his or her holdings to be less than the guideline amount or (b) at a time when the value of his or her holdings is less than the guideline amount.

[1] In respect of the transition to the new grant date, for 2023 Outside Directors also receive a one-time grant of RSUs with a grant date of March 1, 2023 and a number of RSUs determined by dividing (i) the product of (a) $200,000 divided by 12 and (b) the number of months from February 15, 2023 to the anticipated date of the 2023 Annual Meeting as of March 1, 2022 (rounding up to the next complete month), by (ii) the 20-Trading Day Value, with any fractional RSU rounded up to the nearest whole RSU.
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